Exhibit 99.1

               Safe Harbor Statement Under the Private Securities
                          Litigation Reform Act of 1995


In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the Reform Act), Ball (the "Company") is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company. Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements, and many of these statements are contained in Part I, Item 1, "Business" and incorporated by reference in Item 7. The Reform Act defines forward-looking statements as statements that express an expectation or belief and contain a projection, plan or assumption with regard to, among other things, future revenues, income, earnings per share or capital structure. Such statements of future events or performance involve estimates, assumptions, and uncertainties and are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause the Company's actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company.

Some important factors that could cause the Company's actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, fluctuation in customer growth and demand, weather, fuel costs and availability, regulatory action, Federal and State legislation, interest rates, labor strikes, maintenance and capital expenditures and local economic conditions. In addition, the Company's ability to have available an appropriate amount of production capacity in a timely manner can significantly impact the Company's financial performance. The timing of deregulation and competition, product development and introductions and technology changes are also important potential factors. Other important factors include the following:

The competitive industries in which the Company participates.

Difficulties in obtaining raw materials, supplies, power and natural resources needed for the production of metal and plastic containers as well as telecommunications and aerospace products could affect the Company's ability to ship containers and telecommunications and aerospace products.

The pricing of raw materials, supplies, power and natural resources needed for the production of metal and plastic containers as well as telecommunications and aerospace products, pricing and ability to sell scrap associated with the production of metal containers and the effect of changes in the cost of warehousing the Company's products could adversely affect the Company's financial performance.

The failure of EarthWatch Incorporated to launch successfully satellites planned for 1997 and subsequent years, technological or market acceptance issues, performance failures and related contracts or subcontracts, including any failure of EarthWatch to receive additional financing needed for EarthWatch to continue to make payments, or any events which would require the Company to provide additional financial support for EarthWatch Incorporated.

Cancellation or termination of government contracts for the U.S. Government, other customers or other government contractors.

The effects of, and changes in, laws, regulations, other activities of governments (including political situations and inflationary economies), agencies and similar organizations, including, but not limited to, those affecting frequency, use and availability of metal and plastic containers, the authorization and control over the availability of government contracts and the nature and continuation of those contracts and the related services provided thereunder, the use of remote sensing data and changes in domestic and international tax laws could negatively impact the Company's financial performance.

The Company intends to grow through acquisitions of complementary products, technologies and businesses. The successful implementation of this strategy will be dependent upon the Company's ability to identify and acquire suitable acquisition candidates and manage and integrate the operations of such acquisitions. There can be no assurance the Company will be able to identify and acquire suitable additional candidates. There can be no assurance that the Company will be successful in managing and integrating such acquisitions. Growth through acquisitions will place additional demands on the Company's management and resources.

As a result of conducting business internationally, the Company is subject to various risks, which include: a greater difficulty of administering its business globally; compliance with multiple and potentially conflicting regulatory requirements such as export requirements, tariffs and other barriers; differences in intellectual property protections; health and safety requirements; difficulties in staffing and managing foreign operations; longer accounts receivable cycles; currency fluctuations; volatility in the business growth rates in developing nations; risks involved in purchasing and selling products and services and receiving payments in currencies other than the U.S. dollar; restrictions against the repatriation of earnings; export control restrictions; overlapping or differing tax structures; political and economic instability and general trade restrictions. There can be no assurance that any of the foregoing factors will not have a material adverse effect on the Company's business, results of operations and financial condition. There also can be no assurance that foreign markets, particularly in developing economies, for the Company's products will not develop more slowly than currently anticipated. Any action, by foreign countries could reduce the market for the Company's products, which could materially, adversely affect the Company's business, results of operations and financial conditions.

The effects of changes in the Company's organization or in the compensation and/or benefit plans; any changes in agreements regarding investments or joint ventures in which the Company has an investment; the amount, type or cost of the Company's financing and changes to that financing, could adversely impact Ball's financial performance.